SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Thursday, May 22, 2008, at 10:00 a.m. local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1. To elect A. Grant Heidrich and James H. Sabry as Class I Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm to the Company for the fiscal year ending December 31, 2008 (Proposal Two);

3. To approve an amendment to the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 120,000,000 shares to 170,000,000 shares (Proposal Three);

4. To approve adoption of the 2004 Equity Incentive Plan (as amended and restated) (Proposal Four); and

5. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 27, 2008 are entitled to notice of and to vote at the meeting.

Sincerely,

Sharon Surrey-Barbari
Corporate Secretary

South San Francisco, California
April 2, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER MATTERS
Appendix A

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT APRIL 9, 2008. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	BY INTERNET OR TELEPHONE

•	ATTEND THE COMPANY’S 2008 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE.

CYTOKINETICS, INCORPORATED
280 East Grand Avenue
South San Francisco, California 94080

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Cytokinetics, Incorporated (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Thursday, May 22, 2008, at 10:00 a.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

The Company’s Annual Report and Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2007, are being mailed together with these proxy solicitation materials to all stockholders entitled to vote. This Proxy Statement, the accompanying Proxy, the Company’s Annual Report and Annual Report on Form 10-K will first be mailed on or about April 9, 2008 to all stockholders entitled to vote at the meeting.

THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF A STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Stockholders of record at the close of business on March 27, 2008 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. The Company has one series of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”), and one series of undesignated Preferred Stock, $0.001 par value per share (the “Preferred Stock”). As of the Record Date, 120,000,000 shares of Common Stock were authorized and 49,301,300 shares were issued and outstanding. As of the Record Date, 10,000,000 shares of Preferred Stock were authorized and none were issued or outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to the Company at its principal offices (Attention: Corporate Secretary) a written notice of revocation, or (iii) attending the meeting and voting in person.

Voting

On all matters, each share has one vote. See Proposal One — Election of Two Class I Directors — Vote Required.

Solicitation of Proxies

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of the State of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/cytk to grant a proxy to vote their shares by means of the Internet. They will be required to provide the Company’s number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ web site at http://www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 21, 2008. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who will be a representative from BNY Mellon Shareowner Services, the Company’s Transfer Agent and Registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of PricewaterhouseCoopers LLP; (iii) for approval of an amendment to the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 120,000,000 shares to 170,000,000 shares; (iv) for approval of adoption of the 2004 Equity Incentive Plan (as amended and restated); and (v) upon such other business as may properly come before the Annual Meeting or any adjournment thereof, but will not be voted in the election of directors other than as provided in (i) above.

If a broker indicates on the enclosed proxy or its substitute, that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present with respect to establishing a quorum for the transaction of business. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company’s bylaws and the rules established by the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2009 Annual Meeting of Stockholders must be received by the Company no later than December 2, 2008. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF TWO CLASS I DIRECTORS

Nominees

The Company’s Board of Directors currently has eight authorized directors and consists of eight members. The Company has a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of A. Grant Heidrich and James H. Sabry, who will serve until the 2008 Annual Meeting of Stockholders and stand for re-election as Class I Directors at such meeting;

•	Class II consists of Robert I. Blum, Charles Homcy and James A. Spudich, who will serve until the 2009 Annual Meeting of Stockholders; and

•	Class III consists of Stephen Dow, Mark McDade and Michael Schmertzler, who will serve until the 2010 Annual Meeting of Stockholders.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below, who are currently directors of the Company. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class I Directors and their biographical information are as follows:

•	A. Grant Heidrich’s biographical information can be found below in the Board of Directors section.

•	James H. Sabry’s biographical information can be found below in the Board of Directors section.

The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class I Director will continue until the Company’s 2011 Annual Meeting of Stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of the Company’s Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS II AND III DIRECTORS RECOMMEND THAT
STOCKHOLDERS VOTE FOR THE CLASS I NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2008, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in the best interest of the Company.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are also expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM TO THE COMPANY
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Principal Accountant Fees and Services

Fees incurred for professional services provided by our independent registered public accounting firm in each of the last two fiscal years are:

	Years Ended
	December 31,
	2007	2006

Audit Fees	$535,396	$641,600
Audit Related Fees	—	—
Tax Fees	—	18,550
Other Fees	—	—

	$535,396	$660,150

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2007 and 2006.

Audit fees include fees associated with the annual audit of our financial statements, the interim review of our financial statements included in quarterly reports on Form 10-Q, fees associated with Sarbanes-Oxley compliance, audit services provided in connection with private placements of Common Stock, issuance of consents relating to registration statement filings with the SEC and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. Tax fees include professional service fees for tax compliance services.

All auditing services and non-audit services provided to the Company by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by PricewaterhouseCoopers LLP includes making a determination that the provision of the services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm. All services for audit and tax fees set forth in the table above were pre-approved by the Company’s Audit Committee.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
STOCK FROM 120,000,000 SHARES TO 170,000,000 SHARES

On February 6, 2008, the Board of Directors approved, subject to stockholder approval at the Annual Meeting, an amendment to Article IV of the Amended and Restated Certificate of Incorporation of the Company increasing the number of authorized shares of Common Stock by 50,000,000 shares from 120,000,000 shares to 170,000,000 shares (the “Authorized Share Increase”). Each additional share of Common Stock authorized by the Authorized Share Increase will have the same rights and privileges as each share of Common Stock presently authorized. Stockholders have no preemptive rights to receive or purchase any of the additional shares of Common Stock to be authorized by the proposed amendment.

The Board of Directors believes that the availability of the additional shares of Common Stock for the purposes stated will be beneficial to the Company by increasing the flexibility of its business and financial planning. While the Company has no present plans to issue the additional authorized shares of Common Stock, the proposed increase in the number of authorized shares of Common Stock will ensure that shares will be available, if needed, for issuance in connection with raising capital, issuing stock dividends, effecting stock splits, providing equity incentives to employees, consultants, officers and directors, establishing strategic relationships with other companies, expanding the Company’s business through the acquisition of other businesses, technologies or products, and for other corporate purposes that the Board of Directors determines are advisable.

The following table sets forth certain information with respect to the Company’s Common Stock:

As of
Common Stock	March 27, 2008

Shares presently authorized for issuance	120,000,000
Shares issued and outstanding	49,301,300
Shares reserved for issuance under outstanding warrants and pursuant to equity compensation plans*	9,390,650
Shares presently available for issuance	61,308,050
Shares that will be available for issuance if Proposal Four is adopted	63,308,050

*	Does not include the proposed increase of 2,000,000 shares for the 2004 Equity Incentive Plan contemplated by Proposal Four.

If the Authorized Share Increase is approved by the stockholders, the Board of Directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self-regulatory organizations. For example, the NASDAQ Stock Market LLC, which governs the NASDAQ Global Market on which the Company’s Common Stock is listed, currently requires stockholder approval prior to the listing of additional shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in a 20% or greater increase in the number of shares outstanding.

The Authorized Share Increase could have an anti-takeover effect, although that is not the Company’s intention in adopting it. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company’s stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not currently aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device. In addition to the Company’s Common Stock, the Company’s Amended and Restated Certificate of Incorporation currently empowers the Board of Directors to authorize the issuance of one or more series of Preferred Stock without stockholder approval. No shares of Preferred Stock of the Company are currently issued or outstanding. No change to the Company’s Preferred Stock authorization is requested by this Proposal Three.

If the Authorized Share Increase is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. However, if the Company’s stockholders’ approve the proposed amendment, the Board of Directors retains discretion under Delaware law not to implement the proposed amendment. If the Board of Directors exercised such discretion, the number of authorized shares of Common Stock would remain at its current level.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will be required to approve the Authorized Share Increase.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 120,000,000 SHARES TO 170,000,000 SHARES.

PROPOSAL FOUR

APPROVAL OF ADOPTION OF THE 2004 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED)

The 2004 Equity Incentive Plan (the “2004 Plan”) was originally adopted by the Board of Directors in January 2004 and approved by the stockholders in February 2004. A total of 1,600,000 split-adjusted shares of Common Stock were initially authorized for issuance thereunder. The authorized amount was thereafter increased pursuant to the evergreen provisions of the 2004 Plan as well as by shares returned to the Company’s 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”) that were rolled into the 2004 Plan pursuant to the terms of the 2004 Plan. As of the February 29, 2008, without giving effect to the proposed amendment and restatement, a total of 6,817,040 shares have been authorized for issuance under the 2004 Plan.

The Board of Directors is now requesting that the stockholders approve the 2004 Equity Incentive Plan, as amended and restated (the “Incentive Plan”) and approve an increase to the number of shares authorized for issuance under the 2004 Plan by an aggregate of 2,000,000 shares. The Board of Directors has approved the Incentive Plan and the increase to the authorized share reserve, subject to approval from the stockholders at the Annual Meeting. If the stockholders approve the Incentive Plan, it will replace the current version of the 2004 Plan and will continue in effect until January 2014 unless terminated earlier by the Board of Directors. If the stockholders do not approve the Incentive Plan, the current version of the 2004 Plan will remain in effect through the remainder of its term. Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Changes Made in the Incentive Plan

The following is a summary of some of the differences between the Incentive Plan and the 2004 Plan. This comparative summary is qualified in its entirety by reference to the actual text of the Incentive Plan, set forth as Appendix A.

•	The Company recognizes that “evergreen” provisions have the potential for built-in dilution to stockholder value. Therefore to address potential stockholder concerns, the “evergreen” provision which provided for an automatic annual increase in the number of shares available under the 2004 Plan is being eliminated under the Incentive Plan.

•	The stockholders are being asked to approve an increase to the number of shares of the Company’s Common Stock authorized for issuance under the 2004 Plan from 6,817,040 shares as of February 29, 2008 to 8,817,040 shares, an increase of 2,000,000 shares, plus any shares returned on or after February 29, 2008 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan up to a maximum of 1,218,722 shares.

•	The Company recognizes that depleting the Incentive Plan’s share reserve by granting Awards (as defined below) with an exercise price that is less than the fair market value of the Company’s Common Stock on the date of grant potentially makes the Incentive Plan more costly to its stockholders. Accordingly, in order to address potential stockholder concerns, each Award granted with an exercise price that is less than fair market value will count against the Incentive Plan’s share reserve as two shares for every one share subject to such Award.

•	The Incentive Plan will prohibit repricings of equity awards unless stockholder approval is obtained. The current 2004 Plan allows the Administrator to institute an exchange or repricing program to reduce the exercise price of the award as determined by the Administrator, in its sole discretion, without approval of the stockholders. As amended and restated, such authority under the Incentive Plan will be conditioned on receiving stockholder approval. If the amendment and restatement is approved, the Incentive Plan will allow the Administrator to implement an exchange program, conditioned on stockholder approval, under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, or cash, (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award could be reduced.

•	The Incentive Plan has been drafted to include limitations to the number of shares that may be granted on an annual basis through individual Awards. Additionally, specific performance criteria have been added to the Incentive Plan so that the Administrator may establish performance objectives upon achievement of which certain Awards will vest or be issued, which in turn will allow the Company to receive income tax deductions under Section 162(m) of the Code.

•	The Incentive Plan removes from the 2004 Plan the provision providing for automatic stock option grants to outside directors.

The Board of Directors believes strongly that the approval of the Incentive Plan is essential to the Company’s continued success. In particular, the Board of Directors believes that the Company’s employees are its most valuable assets and that the Awards permitted under the Incentive Plan are vital to its ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it competes. Such Awards also are crucial to the Company’s ability to motivate our employees to achieve the Company’s goals.

Vote Required

The approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends voting “FOR” the adoption of the Incentive Plan and the number of shares reserved for issuance thereunder.

Summary of the 2004 Equity Incentive Plan

The following is a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Appendix A.

The Incentive Plan provides for the grant of the following types of incentive Awards: (i) stock options, (ii) restricted stock, (iii) stock appreciation rights, and (iv) performance units and performance shares. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Incentive Plan include employees, directors and consultants who provide services to the Company and its parent or subsidiaries. As of February 29, 2008, approximately 165 of our employees, directors and consultants would be eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan.  The maximum aggregate number of shares that may be awarded and sold under the Incentive Plan is (a) 8,817,040 shares, plus (b) any shares returned on or after February 29, 2008 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan up to a maximum of 1,218,722 shares. The shares may be authorized, but unissued, or reacquired Common Stock. As of February 29, 2008, no Awards have been granted under the proposed terms of the Incentive Plan.

Shares subject to Awards granted with an exercise price less than the fair market value on the date of grant count against the share reserve as two shares for every one share subject to such an Award. To the extent that a share that was subject to an Award that counted as two shares against the Incentive Plan share reserve pursuant to the preceding sentence is returned to the Incentive Plan, the Incentive Plan reserve will be credited with two shares that will thereafter be available for issuance under the Incentive Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, performance shares or performance units, is forfeited to or repurchased by the Company, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Incentive Plan. Upon exercise of a stock appreciation rights settled in shares, the gross number of shares covered by the portion of the stock appreciation right will cease to be available under the Incentive Plan. If the exercise price of an option is paid by tender to the Company, or attestation to the ownership, of shares owned by the participant, the number of shares available for issuance under the Incentive Plan will be reduced by the gross number of shares for which the option is exercised. Shares that have actually been issued under the Incentive Plan under any Award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan; provided, however, that if shares of restricted stock, performance shares or performance units are repurchased by the Company or are forfeited to the Company, such shares will become available for future grant under the Incentive Plan as described above. Shares used to pay the exercise price of an Award and/or used to satisfy tax withholding obligations will not become available for future grant or sale under the Incentive Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the Incentive Plan.

If the Company declares a stock dividend or engages in a reorganization or other change in our capital structure, including a merger, the Administrator will adjust the (i) number and class of shares available for issuance under the Incentive Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

Administration of the Incentive Plan.  The Board of Directors, or our Compensation Committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board of Directors (referred to as the “Administrator”), will administer the Incentive Plan. To make grants to certain of the Company’s officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (so that the Company can receive a federal tax deduction for certain compensation paid under the Incentive Plan).

Subject to the terms of the Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the Incentive Plan), to interpret the provisions of the Incentive Plan and outstanding Awards, and to allow participants to satisfy withholding tax obligations by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the minimum amount required to be withheld.

The Administrator may, with stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, or cash, (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award could be reduced. Notwithstanding the foregoing, subject to the mandatory anti-dilution adjustments section of the Incentive Plan, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

Options.  The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 1,500,000 shares in any fiscal year, except in connection with his or her initial employment with the Company, in which case he or she may be granted an option covering up to an additional 1,500,000 shares.

The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the Common Stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed ten years, except that, with respect to any participant who more than owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability.

Restricted Stock.  Awards of restricted stock are rights to acquire or purchase shares of our Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 1,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,000,000 shares of restricted stock in connection with his or her initial employment with the Company.

Stock Appreciation Rights.  The Administrator will be able to grant stock appreciation rights (“SARs”), which are the rights to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash, shares of Common Stock or a combination thereof. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Incentive Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant and the term of an SAR may not exceed ten years. No participant will be granted SARs covering more than 1,500,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 1,500,000 shares in connection with his or her initial employment with the Company.

The Administrator may grant “affiliated” SARs, “freestanding” SARs, “tandem” SARs or any combination thereof. An “affiliated SAR” is an SAR that is granted in connection with a related option and which automatically will be deemed to be exercised at the same time that the related option is exercised. However, an affiliated SAR will not require a reduction in the number of shares subject to the related option. A “freestanding” SAR is one that is granted independent of any options. A “tandem” SAR is a SAR granted in connection with an option that entitles the participant to exercise the SAR by surrendering to the Company an equivalent portion of the unexercised related option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. With respect to a tandem SAR granted in connection with an incentive stock option, the tandem SAR will expire no later than the expiration of the underlying incentive stock option, the value of the payout with respect to the tandem SAR will be for no more than 100% of the difference between the exercise price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem SAR is exercised, and the tandem SAR will be exercisable only when the fair market value of the shares subject to the incentive stock option exceeds the exercise price of the incentive stock option.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her SAR for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested SARs for the same period of time as applies to stock options.

Performance Units and Performance Shares.  The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, no participant will receive more than 1,000,000 performance shares and no participant will receive performance units having an initial value greater than $4,000,000, except that a participant may be granted performance shares covering up to an additional 1,000,000 shares in connection with his or her initial employment with the Company. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our Common Stock on the grant date.

Performance Goals.  Awards of restricted stock, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash position, clinical progression, collaboration arrangement, collaboration progression, earnings per share, financing event, net income, operating cash flow, operating expenses, operating income, product approval, product revenues, profit after tax, projects in development, regulatory filings, return on assets, return on equity, revenue growth, and total stockholder return. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Transferability of Awards.  Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. The Administrator may only make an Award transferable to one or more of the following: (i) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents, siblings or any “Family Member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the participant; (ii) a trust for the benefit of one or more of the participant or the persons referred to in clause (i); (iii) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders; or (iv) charitable donations.

Change in Control.  In the event of a change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant not at the request of the successor, then the participant will fully vest in and have the right to exercise his or her options and/or stock appreciation rights as to all of the shares subject to the Award, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock shall lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Amendment and Termination of the Incentive Plan.  The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Incentive Plan will terminate in January 2014, unless the Board of Directors terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares of Common Stock subject to options granted under the 2004 Plan during the last fiscal year, (b) the average per share exercise price of such options, (c) the aggregate number of shares issued during the last fiscal year pursuant to awards of stock options granted under the 2004 Plan, and (d) the total dollar value of such issued shares calculated as the difference between the fair market value of the Company’s Common Stock on the stock option exercise date, and the exercise price.

		Average
	Number of	per Share
	Options	Exercise Price of	Number of Options	Dollar Value of
Name of Individual or Group	Granted	Options Granted	Exercised	Options Exercised

All executive officers, as a group	620,000	$6.81	209,918	$894,639
All directors who are not executive officers, as a group	60,000	$6.55	—	—
All employees who are not executive officers, as a group	967,570	$6.55	49,136	$142,524

As of February 29, 2008, a total of 6,323,136 shares were subject to outstanding stock options awarded under the 2004 Plan and the 1997 Plan. As of such date, these stock option awards had a weighted average exercise price of $5.30 per share and a weighted average remaining term of 7.76 years. No awards were granted under the 2004 Plan or 1997 Plan in which the exercise price for the underlying shares was less than the fair market value of such shares on the date of grant. In addition, as of February 29, 2008 there were 1,715,516 shares available for grant under the 2004 Plan.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

As a result of Section 409A of the Code and the Treasury regulations promulgated thereunder (“Section 409A”), however, nonstatutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such Awards and may be subject to an additional 20% federal income tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares.  A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Section 409A.  Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A, including discount stock options and stock appreciation rights discussed above. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax). The Internal Revenue Service has not issued complete and final guidance under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Incentive Plan) are not entirely clear. We strongly encourage recipients of such Awards to consult their tax, financial or other advisor regarding the tax treatment of such Awards.

Tax Effect for the Company; Section 162(m).  The Company generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer (i.e., its principal executive officer) and to each of its three most highly compensated executive officers for the taxable year (other than the principal executive officer or principal financial officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Incentive Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR APPROVAL OF ADOPTION OF THE 2004 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 2008, certain information with respect to the beneficial ownership of the Company’s Common Stock by:

•	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities,

•	each director and each nominee for director to the Company,

•	each of the executive officers named in the Summary Compensation Table appearing herein, and

•	all such executive officers, directors and nominees for director of the Company as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 49,301,300 shares of Common Stock outstanding as of February 29, 2008, adjusted as required by the rules promulgated by the SEC. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

	Number of	Percent of Common
Name and Address of Beneficial Owner	Shares	Stock Outstanding

5% Stockholders:
Wellington Management Company, LLP(1)	5,444,581	11.0%
75 State Street Boston, MA 02109
Amgen, Inc.(2)	3,484,806	7.1%
One Amgen Center Drive Thousand Oaks, CA 91320-1799
Entities affiliated with Sevin Rosen Funds(3)	3,167,692	6.4%
Two Galleria Tower 13455 Noel Road Dallas, TX 75240
Entities affiliated with Credit Suisse First Boston(4)	3,154,228	6.4%
Eleven Madison Ave. New York, NY 10010
Entities affiliated with OrbiMed Advisors LLC(5)	3,161,800	6.4%
767 Third Avenue, 30th Floor New York, NY 10017
Federated Investors, Inc.(6)	2,532,200	5.1%
Federated Investors Tower Pittsburgh, PA 15222-3779

Executive Officers and Directors:
James H. Sabry, M.D., Ph.D.(7)	1,002,507	2.0%
Robert I. Blum(8)	437,369	*
Andrew A. Wolff, M.D., F.A.C.C.(9)	156,664	*
Sharon A. Surrey-Barbari(10)	168,147	*
David J. Morgans, Jr., Ph.D.(11)	207,977	*
Stephen Dow(12)	3,337,692	6.8%
Two Galleria Tower 13455 Noel Road Dallas, TX 75240
A. Grant Heidrich, III(13)	2,085,753	4.2%
Charles Homcy, M.D.(14)	67,500	*
Mark McDade(15)	27,500	*
Michael Schmertzler(16)	3,130,261	6.3%
U.S. Private Equity Credit Suisse Eleven Madison Ave., 16th Floor New York, NY 10010
James A. Spudich, Ph.D.(17)	219,600	*

All directors and named executive officers as a group (11 persons)	10,840,970	21.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our Common Stock.

(1)	Based on a Schedule 13G filed with the SEC on February 14, 2008.

(2)	Based on a Schedule 13D filed with the SEC on January 8, 2007.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2008. Represents: (a) 3,690 shares of Common Stock held by Sevin Rosen Bayless Management Company; (b) 1,615,715 shares of Common Stock held by Sevin Rosen VI L.P.; (c) 127,235 shares of Common Stock held by Sevin Rosen Fund VI Affiliates Fund L.P.; (d) 625,950 shares of Common Stock held by Sevin Rosen Fund VII L.P.; (e) 24,050 shares of Common Stock held by Sevin Rosen VII Affiliates Fund L.P.; (f) 755,631 shares of Common Stock held by Sevin Rosen Fund VIII L.P.; and (g) 15,421 shares of Common Stock held by Sevin Rosen VIII Affiliates Fund L.P.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2008. Includes 1,765,683 shares held in trust at Wells Fargo & Company. At the completion on May 3, 2004 of our initial public offering, all of the shares held by Credit Suisse First Boston affiliated entities, except for shares constituting 4.99% of the outstanding Common Stock of the Company on such date, were deposited in a voting trust having Wells Fargo Bank, N.A. as the trustee. Under the terms of the voting trust agreement, the trustee has the power to vote these shares as it believes in its sole judgment is in the best interests of the stockholders of the Company. In addition, the trustee is required to vote the shares to prevent the election of more than one Credit Suisse First Boston affiliate as a director of the Company. Each entity that deposits shares will retain the power to remove its shares from the voting trust or sell its shares to third parties so long as the transferee is not affiliated with Credit Suisse First Boston or is otherwise considered an eligible transferee under the terms of the voting trust agreement. The voting trust agreement will expire in April 2014, or such earlier time as Credit Suisse First Boston ceases to be an affiliate of the Company.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2008 for entities affiliated with OrbiMed Advisors LLC. Represents: (a) 1,500,700 shares of Common Stock held by OrbiMed Advisors LLC; and (b) 1,661,100 shares of Common Stock held by OrbiMed Capital LLC.

(6)	Based on a Schedule 13G filed with the SEC on February 13, 2008.

(7)	Represents: (a) 192,550 shares of Common Stock held by the Sabry-Spence Family Trust; and (b) 809,957 shares of Common Stock underlying options granted to Dr. Sabry that are exercisable within 60 days of February 29, 2008.

(8)	Represents: (a) 31,220 shares of Common Stock held by Mr. Blum; and (b) 406,149 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 29, 2008, of which 23,655 shares underlying such options would remain subject to the Company’s repurchase right upon termination of Mr. Blum’s service relationship with the Company.

(9)	Represents 156,664 shares of Common Stock underlying options granted to Dr. Wolff that are exercisable within 60 days of February 29, 2008.

(10)	Represents: (a) 7,127 shares of Common Stock held by Ms. Surrey-Barbari; and (b) 161,020 shares of Common Stock underlying options granted to Ms. Surrey-Barbari that are exercisable within 60 days of February 29, 2008.

(11)	Represents: (a) 84,500 shares of Common Stock held by Dr. Morgans; and (b) 123,477 shares of Common Stock underlying options granted to Dr. Morgans that are exercisable within 60 days of February 29, 2008.

(12)	Based on a Schedule 13G filed with the SEC on February 14, 2008 for entities affiliated with Sevin Rosen Funds. Represents: (a) 3,690 shares of Common Stock held by Sevin Rosen Bayless Management Company; (b) 1,615,715 shares of Common Stock held by Sevin Rosen VI L.P.; (c) 127,235 shares of Common Stock held by Sevin Rosen Fund VI Affiliates Fund L.P.; (d) 625,950 shares of Common Stock held by Sevin Rosen Fund VII L.P.; (e) 24,050 shares of Common Stock held by Sevin Rosen VII Affiliates Fund L.P.; (f) 755,631 shares of Common Stock held by Sevin Rosen Fund VIII L.P.; (g) 15,421 shares of Common Stock held by Sevin Rosen VIII Affiliates Fund L.P.; (h) 145,000 shares of Common Stock held by the Dow Family Trust; and (i) 25,000 shares of Common Stock underlying options granted to Mr. Dow that are exercisable within 60 days of February 29, 2008. Stephen Dow is a general partner of each of the Sevin Rosen entities except for Sevin Rosen Bayless Management Company, of which he is a Vice President. Mr. Dow disclaims beneficial ownership of the shares held by entities affiliated with Sevin Rosen Funds, except to the extent of his proportionate partnership interest therein.

(13)	Based in part on a Schedule 13G filed with the SEC on February 14, 2008 for entities affiliated with Mayfield. Represents: (a) 1,781,358 shares of Common Stock held by Mayfield IX; (b) 93,755 shares of Common Stock held by Mayfield Associates Fund IV; (c) 142,895 shares of Common Stock held by Cell Trust; (d) 13,705 shares of Common Stock held by Cell Trust II; (e) 29,040 shares of Common Stock held by The A. Grant III & Jeanette Yvonne Heidrich Community Property Trust; and (f) 25,000 shares of Common Stock underlying options granted to Mr. Heidrich that are exercisable within 60 days of February 29, 2008. Mr. Heidrich is currently partner emeritus at Mayfield Fund, a venture capital firm. From 1983 to 2006, Mr. Heidrich served as a Managing Director of certain Mayfield funds. Mr. Heidrich disclaims beneficial ownership of the shares held by entities affiliated with Mayfield, except to the extent of his proportionate partnership interest therein.

(14)	Represents 67,500 shares of Common Stock underlying options granted to Dr. Homcy that are exercisable within 60 days of February 29, 2008.

(15)	Represents 27,500 shares of Common Stock underlying options granted to Mr. McDade that are exercisable within 60 days of February 29, 2008.

(16)	Based in part on a Schedule 13G filed with the SEC on February 14, 2008, and information provided by Credit Suisse. Represents: (a) 2,227,895 shares of Common Stock held by Credit Suisse First Boston Equity Partners, L.P.; (b) 622,753 shares of Common Stock held by Credit Suisse First Boston Equity Partners (Bermuda), L.P.; (c) 144,000 shares of Common Stock held by EMA Private Equity Fund 2000, L.P.; (d) 108,631 shares of Common Stock held EMA Partners Fund 2000, L.P.; (e) 1,982 shares of Common Stock held by Credit Suisse First Boston U.S. Executive Advisors, L.P.; and (f) 25,000 shares of Common Stock underlying options granted to Mr. Schmertzler that are exercisable within 60 days of February 29, 2008. Michael Schmertzler is a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P. Mr. Schmertzler disclaims beneficial ownership of the shares held by entities affiliated with Credit Suisse First Boston except to the extent of his proportionate partnership or membership interest therein.

(17)	Represents: (a) 184,600 shares of Common Stock held by Dr. Spudich; and (b) 35,000 shares of Common Stock underlying options granted to Dr. Spudich that are exercisable within 60 days of February 29, 2008.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

BOARD OF DIRECTORS

The following table sets forth for each Class I Director, each Class II Director, and each Class III Director of the Company, in alphabetical order, their ages and present positions with the Company as of March 31, 2008.

Name	Age	Position

Robert I. Blum	44	President and Chief Executive Officer; Class II Director
Stephen Dow(1)(2)	52	Class III Director
A. Grant Heidrich, III(1)(3)	55	Class I Director
Charles Homcy, M.D.	59	Class II Director
Mark McDade(3)	52	Lead Outside Director; Class III Director
James H. Sabry, M.D., Ph.D.	49	Executive Chairman of the Board of Directors; Class I Director
Michael Schmertzler(1)(3)	56	Class III Director
James A. Spudich, Ph.D.(2)	66	Class II Director

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Compensation & Talent Committee.

There is no family relationship between any director and executive officer of the Company.

Robert I. Blum was appointed as our President and Chief Executive Officer in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc., a biopharmaceutical company, since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Stephen Dow has served as a member of our Board of Directors since April 1998. Mr. Dow has been a General Partner with Sevin Rosen Funds, a venture capital firm, since 1983. Since 1989, Mr. Dow has served on the Board of Directors of Citrix Systems Inc., an enterprise software company. Mr. Dow received a B.A. in Economics and an M.B.A. from Stanford University.

A. Grant Heidrich, III has served as a member of our Board of Directors since April 1998. Mr. Heidrich is currently partner emeritus at Mayfield Fund, a venture capital firm. From 1983 to 2006, Mr. Heidrich served as a Managing Director of certain Mayfield funds. Mr. Heidrich currently serves as a member of the Board of Directors of Millennium Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Heidrich received a B.A. in Human Biology from Stanford University and an M.B.A. from Columbia University.

Charles Homcy, M.D. has served as a member of our Board of Directors since February 2003. Since November 2003, Dr. Homcy has served as Chief Executive Officer of Portola Pharmaceuticals, Inc., a biopharmaceutical company. From January 2003 to November 2003, Dr. Homcy served as Senior Research and Development Advisor of Millennium Pharmaceuticals, Inc. From February 2002 to December 2002, Dr. Homcy served as the President of Research and Development at Millennium Pharmaceuticals. From 1995 to February 2002, he served as Executive Vice President, Research and Development of COR Therapeutics, Inc., where he served as a member of the Board of Directors from 1998 to February 2002. From 1994 to March 1995, Dr. Homcy was President of the Medical Research Division of American Cyanamid Company-Lederle Laboratories (now a division of Wyeth-Ayerst Laboratories). From 1990 to 1994, Dr. Homcy was Executive Director of the Cardiovascular and Central Nervous System Research Section at Lederle Laboratories. Dr. Homcy currently serves on the Board of Directors of Millennium Pharmaceuticals, Kosan Biosciences, Inc. and Geron Corporation. Dr. Homcy received an A.B. in Biology and an M.D. from Johns Hopkins University.

Mark McDade has served as a member of our Board of Directors since April 2005. In January 2007, Mr. McDade was appointed Lead Outside Director of the Board of Directors. Mr. McDade served as Chief Executive Officer and a director of PDL BioPharma Inc., a biotechnology company from November 2002 until October 2007. From December 2000 until November 2002, he served as Chief Executive Officer of Signature BioScience, Inc., a biopharmaceutical company. Prior to that, he co-founded and served as Chief Operating Officer at Corixa Corporation, a biopharmaceutical company, from September 1994 until December 1998, and as President and Chief Operating Officer from January 1999 to November 2000. Mr. McDade also serves on the Board of Directors of two privately held companies. Mr. McDade received a B.A. in History from Dartmouth College and an M.B.A. from the Harvard Business School.

James H. Sabry, M.D., Ph.D. co-founded the Company in August 1997 and has been a member of our Board of Directors since the Company’s inception. Effective April 1, 2008, Dr. Sabry serves as Chairman of the Board of Directors and a member of our Scientific Advisory Board. From January 2007 through March 2008, Dr. Sabry was Executive Chairman of the Board of Directors. Previous to that appointment, Dr. Sabry served as our Chief Executive Officer, and from August 1997 through January 2006, he served as both our President and Chief Executive Officer. Prior to co-founding the Company, Dr. Sabry held faculty positions at the University of

California, San Francisco, from 1989 to 1998, and Harvard Medical School from 1984 to 1987. Dr. Sabry received an M.D. from Queen’s University and a Ph.D. in Cell Biology from the University of California, San Francisco.

Michael Schmertzler has served as a member of our Board of Directors since April 2003. Since 2001, Mr. Schmertzler has been a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking company. Prior to 1997, Mr. Schmertzler held various management positions with Morgan Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and Managing Director, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn Loeb, an investment banking firm. Mr. Schmertzler has been an Adjunct Professor at Yale University since 1997. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School.

James A. Spudich, Ph.D. co-founded our company in August 1997 and has served as a member of our Board of Directors since the Company’s inception. From September 1998 to September 1999, he served as our Principal Scientist. Dr. Spudich is the Douglass M. Nola Leishman Professor in Cardiovascular Disease and Professor of Biochemistry and Developmental Biology at Stanford University, where he has been a member of the faculty since 1977. From 1994 to 1998, Dr. Spudich served as Chairman of Stanford University’s Department of Biochemistry. From 1979 to 1984, he was Chairman of Stanford’s Department of Structural Biology. He was elected a member of the American Academy of Arts and Sciences in 1997 and a member of the National Academy of Sciences in 1991. Dr. Spudich is also a member of our Scientific Advisory Board. Dr. Spudich received a B.S. in Chemistry from the University of Illinois and a Ph.D. in Biochemistry from Stanford University.

Independence of Directors

The Board of Directors has determined that directors Stephen Dow, A. Grant Heidrich, Mark McDade, Michael Schmertzler, and James A. Spudich are each independent as defined under the NASDAQ Stock Market LLC listing standards. The Board of Directors has also determined that each member of the Compensation & Talent Committee and Nominating and Governance Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, and that each member of the Audit Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, as well as the applicable SEC rules. In reaching its conclusions on independence, the Board of Directors reviewed a consulting relationship between the Company and Dr. Spudich and the relationships of Messrs. Heidrich, Dow and Schmertzler with certain investors in the Company and determined that such relationships did not affect their independence under the standards of the NASDAQ Stock Market LLC, or, in the case of Messrs. Heidrich, Dow and Schmertzler in connection with their service on the Audit Committee, applicable SEC rules.

Board of Directors Meetings and Committees

The Board of Directors of the Company held a total of twelve meetings during the fiscal year ended December 31, 2007. None of the directors serving throughout fiscal year 2007 attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served, with the exception of Charles Homcy. The Board of Directors has a standing Audit Committee that oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, a standing Compensation & Talent Committee and a standing Nominating and Governance Committee.

The Audit Committee consists of directors Stephen Dow, A. Grant Heidrich and Michael Schmertzler. The Board of Directors has determined that Stephen Dow is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. The Company maintains a copy of the Audit Committee charter on its website: www.cytokinetics.com. The Audit Committee reviews the Company’s critical accounting policies and practices, consults with and reviews the services provided by the Company’s independent registered public accounting firm and selects the independent registered public accounting firm for the Company. The Audit Committee held fifteen meetings during fiscal year 2007.

The Compensation & Talent Committee consists of directors A. Grant Heidrich, Mark McDade and Michael Schmertzler. The Compensation & Talent Committee reviews and approves the salaries and incentive compensation of the Company’s officers and administers the Company’s stock plans and employee benefit plans. The Board of Directors has adopted a written charter for the Compensation & Talent Committee. The Company maintains a copy of the Compensation & Talent Committee charter on its website: www.cytokinetics.com. On March 14, 2007, the Compensation & Talent Committee delegated to Robert I. Blum the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for all new hires at or below a senior director level. All new hire grants to employees above a senior director level, including officers of the Company, are approved by the Compensation & Talent Committee. In addition, the Compensation & Talent Committee approves the annual stock option grants for all employees as part of the annual performance review process.

The Compensation & Talent Committee has engaged the services of Frederic W. Cook & Co., a nationally recognized third-party professional executive compensation consulting firm to assist in benchmarking data from competitive peer group companies. On the basis of theses reports and performance assessments, management makes recommendations to the Compensation & Talent Committee. The Compensation & Talent Committee, in consultation with the third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits).

The Compensation & Talent Committee held four meetings during the fiscal year 2007. Further discussion of the role and function of our Compensation & Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Nominating and Governance Committee consists of directors Stephen Dow and James A. Spudich. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. The Company maintains a copy of the Nominating and Governance Committee charter on its website: www.cytokinetics.com. The Nominating and Governance Committee is responsible for developing a Board of Directors capable of advising the Company’s management in fields related to current or future business directions of the Company, and regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. The Nominating and Governance Committee held two meetings during the fiscal year 2007.

The Nominating and Governance Committee approves new nominees for membership on the Board of Directors, including Director nominees to be elected or appointed by the Board of Directors to fill interim Director vacancies on the Board of Directors.

In addition, the Nominating and Governance Committee appoints directors to committees of the Board of Directors and suggests rotation for Chairpersons of committees of the Board of Directors as it deems desirable from time to time; and evaluates and recommends to the Board of Directors the termination of membership of individual directors in accordance with the Board of Directors’ corporate governance principles, for cause or other appropriate reasons (including, without limitation, as a result of changes in directors’ employment or consulting status).

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors of the Company. The Nominating and Governance Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends all approved candidates to the Board of Directors for appointment or nomination to Company stockholders. The Nominating and Governance Committee selects as candidates to the Board of Directors for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board of Directors’ effectiveness in serving the interests of the Company’s stockholders. The Company has in the past used, and the Nominating and Governance Committee intends to use in the future, an executive recruiting firm to assist in the identification and evaluation of qualified candidates to join the Board of Directors. For these services, the executive recruiting firm is paid a fee. Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices.

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, stockholders of the Company may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors
c/o Corporate Secretary
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, California 94080

OR by email to investors@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to the Company’s business or governance, is not offensive and is legible in form and reasonably understandable in content, and does not merely relate to a personal grievance against the Company or a team member or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. The Nominating and Governance Committee has not established a procedure for considering nominees for director nominated by the Company’s stockholders. The Board of Directors believes that our independent committee can identify appropriate candidates to our Board of Directors. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

The Company does not have formal policies regarding attendance by members of the Board of Directors at its annual meetings of stockholders, but directors are encouraged to attend such meetings. James H. Sabry and Robert I. Blum attended the 2007 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The following table sets forth the names of the Company’s executive officers, in alphabetical order, who are not also directors of the Company, their ages and present positions with the Company as of March 31, 2008:

Name	Age	Position

David W. Cragg	52	Vice President, Human Resources
David J. Morgans, Jr., Ph.D.	55	Executive Vice President, Preclinical Research and Development
Michael Rabson, Ph.D.	54	Senior Vice President, Business Development & Legal Affairs and General Counsel
Sharon A. Surrey-Barbari	53	Senior Vice President, Finance and Chief Financial Officer
Jay K. Trautman, Ph.D.	49	Vice President, Discovery Research and Technology
Andrew Wolff, M.D., F.A.C.C	53	Senior Vice President, Clinical Research and Development and Chief Medical Officer

David W. Cragg has served as our Vice President, Human Resources since February 2005. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc., a biotechnology company. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

David J. Morgans, Jr., Ph.D. has served as our Executive Vice President, Preclinical Research and Development since March 2008. He served as our Senior Vice President, Preclinical Research and Development from March 2006 through February 2008. Dr. Morgans served as our Senior Vice President, Drug Discovery and Development from October 2003 to March 2006. From March 2002 to September 2003, he served as our Senior

Vice President, Drug Discovery and from January 2002 to February 2002, he served as our Vice President, Drug Discovery. From October 2000 to December 2001, he served as our Vice President, Chemistry. From July 1998 to October 2000, Dr. Morgans served as Vice President of Research for Iconix Pharmaceuticals, Inc., a biopharmaceutical company. From March 1995 to July 1998, he was Vice President, Inflammatory Diseases at Roche Bioscience, a pharmaceutical company. From 1983 to 1995, he held various positions at Syntex Corporation, a pharmaceutical company, most recently as Director, Medicinal Chemistry. From 1980 to 1983, Dr. Morgans was Assistant Professor of Chemistry at University of California, Santa Cruz. Dr. Morgans received a B.S. in Chemistry from Saint Joseph’s University in Philadelphia and a Ph.D. in Chemistry from Columbia University.

Michael Rabson, Ph.D. joined the Company in March 2008 as Senior Vice President, Business Development & Legal Affairs and General Counsel. From September 1999 to March 2008, he served as General Counsel and Senior Vice President at Maxygen, Inc., a biotechnology company. From 1996 to 1999, Dr. Rabson was a member of Wilson Sonsini Goodrich & Rosati, P.C. From 1985 to 1986, he was a patent examiner focused on biotechnology and genetic engineering at the U.S. Patent and Trademark Office. From 1983 to 1985, he was a post-doctoral fellow at the National Cancer Institute, National Institutes of Health. Dr. Rabson received a B.S. in Biological Sciences from Cornell University, a Ph.D. in infectious disease epidemiology from Yale University and a J.D. from Yale Law School.

Sharon A. Surrey-Barbari has served as our Senior Vice President of Finance and Chief Financial Officer since September 2004. From September 2002 to August 2004, she served as Chief Financial Officer and Senior Vice President of Finance and Administration of InterMune, Inc., a biopharmaceutical company. From January 1998 to June 2002, she served at Gilead Sciences, Inc., a biopharmaceutical company, most recently as Vice President and Chief Financial Officer. From 1996 to 1998, she served as Vice President, Strategic Planning at Foote, Cone & Belding Healthcare in San Francisco, an international advertising and marketing firm. From 1972 to 1995, she was employed by Syntex Corporation where she held various management positions in corporate finance, financial planning, marketing and commercial planning. Ms. Surrey-Barbari received a B.S. in Accounting from San Jose State University.

Jay K. Trautman, Ph.D. has served as our Vice President, Discovery Research and Technology since February 2007. He served as our Vice President, Research from March 2006 to February 2007. From September 2005 to March 2006, he served as our Vice President, Discovery Biology and Technology. Prior to that he served as Vice President, Technology from May 2003 to September 2005. He served as our Vice President, Cell Technologies from June 2002 to May 2003. From March 2000 to June 2002, he served as the Chief Executive Officer of Praelux Incorporated, a research and development company and wholly owned subsidiary of Amersham Biosciences Corp. From March 1996 to March 2000, Dr. Trautman held a variety of positions at Praelux and its predecessor company, SEQ Ltd., and was responsible for directing research and development activities. Dr. Trautman received a B.S. in Chemistry from the University of Washington and a Ph.D. in Chemistry from Cornell University.

Andrew A. Wolff, M.D., F.A.C.C. has served as our Senior Vice President of Clinical Research and Development and Chief Medical Officer since September 2004. From September 1994 until September 2004, Dr. Wolff held various positions of increasing responsibility at CV Therapeutics, a biopharmaceutical company, most recently as Senior Vice President and Chief Medical Officer. From 1988 until 1994, he served in various drug development positions of increasing responsibility in both the United States and the United Kingdom for Syntex Corporation, most recently as the Executive Director of Medical Research and New Molecules Clinical Programs Leader. Since 1986, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor, and is an Attending Cardiologist in the Coronary Care Unit at the San Francisco Veterans Administration Medical Center. Dr. Wolff received a B.A. in Chemistry and Biology from the University of Dayton and an M.D. from Washington University Medical School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation & Talent Committee of the Board of Directors (referred to as the “Committee” throughout this Compensation Discussion and Analysis) is responsible for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. The types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers at the Company.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual goals and objectives of the Company, and that aligns executives’ interests with those of stockholders by rewarding performance against established goals, with the ultimate objective of improving stockholder value and building a sustainable biotechnology company. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a defined group of our peer companies as well as the broader marketplace from which we recruit and compete for talent. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include a mix of salary, cash bonuses, and stock option grants that reward performance as measured against established corporate goals and provide the appropriate level of incentives to retain the named executive officers. Each element of compensation and the practices utilized to evaluate and inform the Committee’s decisions are discussed in detail below.

Benchmarking of Cash and Equity Compensation

The Committee believes it is important when making its compensation-related decisions to be informed as to current practices of comparable publicly held companies in the life sciences industry. To provide independent and expert advice on appropriate rewards, the Committee has engaged the services of Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to perform an analysis of the executive compensation practices of a representative number of publicly held companies in the life sciences industry (the “Peer Companies”). The Peer Companies are:

•	Affymax Inc.
•	Alexza Pharmaceuticals
•	Arena Pharmaceuticals, Inc.
•	Ariad Pharmaceuticals, Inc.
•	Array Biopharma
•	Coley Pharmaceutical Group
•	Genitope Corporation
•	ImmunoGen, Inc.
•	Kosan Biosciences Inc.
•	Maxygen Corporation
•	Momenta Pharmaceuticals
•	Neurogen Corporation
•	Renovis, Inc.
•	Rigel Pharmaceuticals, Inc.
•	Trubion Pharmaceuticals Inc.

These companies are evaluated and adjusted as appropriate for inclusion in the analysis based on business characteristics similar to ours, including, but not limited to, similar business model, stage of development, year of initial public offering, employee headcount and market capitalization. The Radford Life Science Survey is also used as a broader based compensation data source to further calibrate the benchmarking analysis. The Committee utilizes the cash and equity components from this benchmarking analysis to define a total compensation package for each executive based on his or her contribution, current compensation package, market trends, competitive position, retention risks and overall company performance. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business objectives that may be unique to us, the Committee generally believes that gathering this information is an important aspect of appropriate diligence in evaluating its compensation-related decisions. The Committee intends to continue to retain the services of third-party executive compensation specialists from time to time, as it sees fit.

Role of Executive Officers in Compensation Decisions

The President and Chief Executive Officer aids the Committee by providing recommendations regarding the compensation of all executive officers other than himself. For 2007 compensation decisions, each named executive officer, with the exception of the Executive Chairman and the President and Chief Executive Officer, participated in an annual performance review with his or her respective manager, to provide input about his or her contributions to the Company’s goals and objectives for the period being assessed. The Executive Chairman and the President and Chief Executive Officer participated in similar reviews with the Committee. The recommendations of management were assessed in the context of each named executive officer’s performance against both the Company’s and the individual’s goals, along with competitive benchmarking information provided to management and the Committee with respect to salary, bonus and equity compensation for each executive officer.

Compensation Components

Base Salary.  Generally, the Company believes that base salaries should be competitive to the San Francisco Bay area marketplace and appropriately benchmarked based on each executive’s experience, level and scope of responsibilities. The Company sets the midpoint of all of our salary structures at the 60th percentile of the San Francisco Bay area marketplace to ensure an executive’s base salary is competitive relative to the local job market, which helps to minimize potential competitive disadvantage. Base salary is the only area of compensation where the Company targets above the median. Base salaries are generally reviewed annually, and the Committee seeks to adjust base salary amounts to realign salaries with market levels, after taking into account individual responsibilities, performance and experience. The Company generally expects our executive base salaries to fall between the median and the 75th percentile of the Peer Companies. The executive merit salary increases are aligned with the Company’s overall budgeted merit salary increase percentage for the year. Promotions and adjustments due to changes in or the expansion of an individual executive’s responsibilities are rewarded independently of the merit budget, and are aligned with the Company’s overall budget for promotions and adjustments.

Salary increases awarded to the named executive officers at the March 14, 2007 Committee meeting were based on the 2006 performance of each named executive officer against both the Company’s and the individual’s goals, and on the competitive data provided by the third-party executive compensation consultants. The new base salaries effective as of March 1, 2007 were as follows:

•	Dr. James H. Sabry, Executive Chairman, $435,000,

•	Robert I. Blum, President and Chief Executive Officer, $400,000,

•	Dr. Andrew Wolff, Senior Vice President Clinical Research and Development and Chief Medical Officer, $351,000,

•	Sharon A. Surrey-Barbari, Senior Vice President Finance and Chief Financial Officer, $334,000, and

•	Dr. David J. Morgans, then Senior Vice President Preclinical Research and Development, $320,000.

Salary increases effective March 1, 2008, as determined at the Committee’s February 29, 2008 meeting, were based on the 2007 performance of each named executive officer, and were based on a review of each officer’s respective performance against both the Company’s goals and the individual’s goals, the competitive salary data provided by the third-party executive compensation consultants for each position, and consideration of the role each executive is expected to play in 2008. The increases were as follows:

•	Dr. James H. Sabry, 0%,

•	Robert I. Blum, 10%,

•	Dr. Andrew Wolff, 3%,

•	Sharon A. Surrey-Barbari, 4%, and

•	Dr. David J. Morgans 10%.

Dr. Sabry’s current salary will remain in effect until he assumes his new role as Chairman of the Board on April 1, 2008. Mr. Blum’s salary increase included a 5% merit increase and a 5% adjustment based on competitive peer group data. Dr. Morgans’ salary increase included a 5% merit increase and a 5% increase in recognition of his promotion to the executive vice president level in 2008.

Annual Bonus.  In addition to base salaries, the Company believes that performance-based cash bonuses play an important role in providing incentives to our executives to achieve defined annual corporate goals. Each executive’s performance-based target bonus is expressed as a percentage of the executive’s salary and is set at a level that, upon achievement of 100% of established goals for the Company and the individual, represents a competitive bonus that is consistent with the benchmarked data at the median level for a similar executive position. The more senior an executive’s position and operational responsibilities within the Company, the greater percentage of his or her bonus is weighted to the achievement of corporate goals. At the President and Chief Executive Officer level, 100% of the executive’s bonus is based on the achievement of the corporate goals. For the Executive Chairman, 50% of the executive’s bonus is based on the achievement of the corporate goals and 50% is based on specific individual goals agreed upon with the Board of Directors. For all other executive positions, 75% of the executive’s bonus is based on the achievement of corporate goals and 25% on the achievement of individual goals.

Management prepares a detailed set of corporate goals covering the expected operating and financial performance of the Company for the fiscal year. These corporate goals are then reviewed and approved by the Committee. Individual goals for named executive officers are derived from the corporate goals that relate to their respective functional area. The goals are set to be challenging but achievable and have predefined achievement objectives that are measurable and well-defined. Management provides an update on the progress against these goals at each Board of Directors meeting and at Company employee meetings to ensure that appropriate urgency and attention are devoted to the achievement of the goals. At the end of each year, the Committee determines the level of achievement for each corporate goal and awards credit for the achievement of goals as a percentage of the target bonus. Final determinations as to bonus levels are then based on the achievement of these corporate goals, as well as the Committee’s assessment as to the Company’s overall success and the development of our business. Actual bonuses are paid to the executives by March 15th of the subsequent calendar year and may be above or below target bonus levels, at the discretion of the Committee. The minimum bonus amount is zero, and the maximum is 120% of the target bonus amount.

During the Committee’s review of executive compensation on March 14, 2007, utilizing the competitive data presented by the third party executive compensation consultants, the Committee adjusted the target bonus levels for some of the executive positions to maintain a competitive bonus structure in relation to our Peer Companies and to align them with their new responsibilities. The President and Chief Executive Officer’s target bonus was set at 50% of base salary, and the Executive Chairman’s target bonus was set at 40%. No adjustments were made at the Senior Vice President or Vice President levels, for which the target bonus remained at 30% and 25%, respectively, of base salary.

After review of the Company’s performance against goals for fiscal year 2007, the Committee determined at its February 29, 2008 meeting that the Company achieved approximately 45% of its goals for the year. Goals for the discretionary bonus plan are heavily weighted toward short-term value drivers such as clinical trial execution and results, and business development collaboration goals. During 2007, a number of these goals were delayed. In addition, the Committee exercised its discretion in determining the achievement against goals as it related to other factors, including but not limited to changes in stockholder value as well as the overall success and development of our business. The percentage of achievement against Company goals was utilized for calculating the corporate portion of each executive officer’s bonus payment. This corporate achievement level combined with each named executive officer’s individual goals achievement resulted in the following bonus amounts, which were paid to executives on March 10, 2008:

•	Dr. James H. Sabry, $100,050,

•	Robert I. Blum, $90,000,

•	Dr. Andrew Wolff, $47,385,

•	Sharon A. Surrey-Barbari, $56,363, and

•	Dr. David J. Morgans, $58,800.

At the February 2008 meeting, the Committee determined that the prospective target bonus level at the Executive Vice President level will be 40%, with 75% of the executive’s bonus based on the achievement of the corporate goals and 25% based on specific individual goals agreed upon with the Board of Directors. No adjustments were made to the target bonus percentages for other levels of named executive officers.

In February 2008, the Committee also approved the corporate goals that it will apply in determining executive bonuses for 2008.

Equity Awards.  The Company believes that providing a portion of our executives’ total compensation package in stock option awards aligns the incentives of our executives with the interests of our stockholders and provides a link between the creation of stockholder value and the Company’s long-term success. The Committee develops its equity award determinations based on information provided by the third-party executive consultants as to whether the complete compensation packages provided to the executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives.

All of the Peer Companies granted stock options as part of compensation to executives. Two of the Peer Companies utilized restricted stock as a part of their regular compensation program. At the present time, the Company has chosen to utilize stock option grants as the only equity awards provided to executive officers and employees, but will continue to evaluate this tool based on industry practices and the competitive market place.

The Company offers stock options to all our executives upon their joining the Company and again annually as part of our performance review and rewards process. In 2007, new hire grants to executives were made at the first Committee meeting following their date of hire, and annual grants were made at the first Committee meeting held on or after March 1. New hire option grants began vesting on the date of hire, and annual option grants began vesting on the date of grant.

Effective February 6, 2008, new hire option grants to executives are reviewed by the Committee in advance of an offer, and the number of option shares to be granted are pre-approved by written consent. The options are then granted on the last day of the month in which the executive is hired. Annual grants to executives are made at a Committee meeting held during the first quarter of the calendar year. Effective February 6, 2008, new hire and annual option grants begin vesting on the date of grant.

All stock options granted to executives to date since the Company began operating as a public company in April 2004 have an exercise price per share equal to the closing price of the Company’s Common Stock on the date of grant.

New hire option grants generally vest over four years, with 25% of the award vesting after one year and monthly vesting thereafter over the following three years. Annual grants to existing executives generally vest monthly over four years. New hire and annual option grant targets are based on competitive market data and shares available from the 2004 Equity Incentive Plan. Executive officer level grants are determined by evaluating certain data for each officer position, including but not limited to: reviewing the percentage options granted to each executive officer in relationship to the total number of options granted to all employees including all the Company’s executive officers, and comparing this data to similar positions held by individuals in the Peer Companies; evaluating the current and potential value of all vested and unvested options that have been granted to the individual; and considering the current in-the-money value of the individual’s stock option grants. The material terms of the 2004 Equity Incentive Plan are further described in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K. Also see Appendix A for the proposed 2004 Equity Incentive Plan (as amended and restated) being voted upon at the Annual Meeting.

In March 2007, the Committee awarded James H. Sabry, then Chief Executive Officer, options to purchase 100,000 shares of Common Stock in line with his 2006 contribution and competitive market data. Robert I. Blum, President and Chief Executive Officer, was awarded an option to purchase 250,000 shares of Common Stock in recognition of his responsibilities and 2006 contributions. Andrew A. Wolff, Senior Vice President Clinical Research and Development and Chief Medical Officer, Sharon A. Surrey-Barbari, Senior Vice President Finance and Chief Financial Officer, and David J. Morgans, then Senior Vice President Preclinical Research and

Development, were awarded options to purchase 55,000, 60,000 and 65,000 shares of Common Stock, respectively, in recognition of their 2006 contributions.

On February 29, 2008, the Committee awarded our executive officers options to purchase shares of our Common Stock in recognition of their contributions during 2007, in consideration of the role each executive is expected to play in 2008, and in line with competitive market data. The option grants awarded to our named executive officers were as follows:

•	Dr. James H. Sabry, none,

•	Robert I. Blum, 200,000 shares,

•	Dr. Andrew Wolff, 125,000 shares,

•	Sharon A. Surrey-Barbari, 125,000 shares, and

•	Dr. David J. Morgans, 150,000 shares.

Severance Benefits or Employment Agreements

The Company has entered into Executive Employment Agreements with each of our named executive officers. These agreements provide for salary and benefit continuation and bonus payments should certain conditions take place upon change of control of the company. The terms of these agreements are described in more detail in the section entitled “Potential Payments Upon Termination or Change of Control.” The Company believes these severance and change of control benefits are an essential element of the Company’s executive compensation package and assist it in recruiting and retaining talented senior executives. These agreements are in line with customary practices at an officer level at the Peer Companies.

Other Compensation

All of the Company’s executives are eligible to participate in its employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These plans are available to all employees and do not discriminate in favor of executive officers. It is generally the Company’s policy not to extend significant perquisites to its executives that are not available to its employees generally. The Committee has no current plans to make changes to levels of benefits and perquisites provided to executives.

Compensation & Talent Committee Report

The Compensation & Talent Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation & Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION & TALENT
COMMITTEE

A. Grant Heidrich
Mark McDade
Michael Schmertzler

Dated: April 2, 2008

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended 2007, directors A. Grant Heidrich, Michael Schmertzler and Mark McDade served on the Compensation & Talent Committee. No current or former member of the Compensation & Talent Committee or executive officer of the Company has served as a member of the Board of Directors or Compensation & Talent Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation & Talent Committee. The current and former members of the Compensation & Talent Committee have not been officers or employees of the Company while a member of the Compensation & Talent Committee during the fiscal year ended December 31, 2007.

Summary Compensation Table

The following table summarizes the total compensation earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2007 and 2006:

					Non-Equity
					Incentive Plan	All Other
		Salary	Bonus	Option Awards	Compensation	Compensation	Total
Name and Principal Positions	Year	$(1)	($)	($)(2)	($)	($)	($)

James H. Sabry, M.D., Ph.D.	2007	$435,000	—	$518,666	$100,050 (3)	$57,957(5)	$1,111,673
Executive Chairman of the	2006	$431,667	—	$482,217	$143,550(4)	$60,610(5)	$1,118,044
Board of Directors
Robert I. Blum	2007	$397,788	$36,500(6)	$678,351	$90,000(3)	—	$1,202,639
President and Chief	2006	$347,500	$38,300(6)	$471,748	$100,800(4)	—	$958,348
Executive Officer
Andrew Wolff, M.D., F.A.C.C	2007	$349,167	—	$329,141	$47,385(3)	—	$725,693
Senior Vice President,	2006	$338,333	—	$262,700	$64,515(4)	—	$665,548
Clinical Research and
Development and Chief
Medical Officer
Sharon A. Surrey-Barbari	2007	$331,667	—	$321,265	$56,363(3)	—	$709,295
Senior Vice President,	2006	$318,333	—	$249,883	$71,520(4)	—	$639,736
Finance and Chief Financial
Officer
David J. Morgans, Jr., Ph.D.	2007	$316,667	$30,200(7)	$264,005	$58,800(3)	$53,506(8)	$723,178
Executive Vice President,	2006	$297,500	$31,600(7)	$256,191	$63,675(4)	$47,029(9)	$695,995
Preclinical Research and
Development

(1)	Includes amounts earned but deferred at the election of the named executive officers pursuant to the Company’s 401(k) employee savings and retirement plan.

(2)	Amounts in this column reflect the share-based compensation expense recognized for financial statement reporting purposes, in accordance with Statement of Accounting Standards (“SFAS”) No. 123R, of awards pursuant to the Company’s equity incentive plans, and thus may include amounts from awards granted in and prior to 2007. Assumptions used for the valuation of option grants are set forth in Note 1 to the Company’s audited financial statements for each of the fiscal years ended December 31, 2007 and December 31, 2006, included in the Company’s Annual Report on Form 10-K for each of such years.

(3)	Represents amounts earned in 2007 pursuant to the Company’s Employee Bonus Plan and paid on March 10, 2008.

(4)	Represents amounts earned in 2006 pursuant to the Company’s Employee Bonus Plan and paid on March 15, 2007.

(5)	Represents principal and interest related to an interest-bearing loan we entered into with Dr. Sabry on November 12, 2001. 100% of the interest is forgiven each year and 25% of the principal amount is forgiven on a pro rata basis over a period of four years beginning on the fifth anniversary of the loan as long as Dr. Sabry is still employed by the Company. See “Certain Business Relationships and Related Party Transactions — Loans to Management.” If Dr. Sabry’s employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven. In accordance with the terms of the Dr. Sabry’s promissory note, the note will become payable in full 30 days after his date of transition from a salaried employee to his role as Chairman of the Board.

(6)	Represents amounts earned under Mr. Blum’s Amended and Restated Cash Bonus Agreement, entered into on December 1, 2003.

(7)	Represents amounts earned under Dr. Morgans’ Amended and Restated Cash Bonus Agreement, entered into on December 1, 2003.

(8)	Represents principal and interest related to interest-bearing loans we entered into with Dr. Morgans on October 18, 2000 and May 20, 2002. 100% of the interest is forgiven each year and 25% of the principal amount is forgiven on a pro rata basis over a period of 4 years beginning on the fifth anniversary of each loan as long as Dr. Morgans is still employed by the Company. See “Certain Business Relationships and Related Party Transactions — Loans to Management.” If Dr. Morgans’ employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan will be forgiven.

(9)	Represents (a) $46,390 of principal and interest related to interest-bearing loans we entered into with Dr. Morgans on October 18, 2000 and May 20, 2002, as discussed in note 8 above, and (b) $639 for reimbursements of taxes owed by Dr. Morgans related to other benefit payments the Company made to him during the year.

Employment and Other Agreements

The Company has Executive Employment Agreements with each of the executive officers, including those named in the Summary Compensation Table.

The Executive Employment Agreements provide for such officers to remain at-will employees of the Company and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors. Such agreements also provide for such officers to receive certain benefits if, within the eighteen month period following a change of control of the Company, they resign for good reason or are terminated by the Company or its successor other than for cause — see “Potential Payments Upon Termination or Change of Control” below.

Grants of Plan Based Awards in 2007

The following table sets forth information regarding plan-based awards to each of the named executive officers during 2007:

					Other Option
					Awards:	Exercise	Grant Date
					Number of	or Base	Fair Value of
		Estimated Future Payouts Under Non-			Securities	Price of	Stock and
		Equity Incentive Plan Awards(1)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	($)	($)

James H. Sabry, M.D., Ph.D.	3/14/07	$0	$174,000	$208,800	100,000	$6.81	$461,050
Robert I. Blum	3/14/07	$0	$200,000	$240,000	250,000	$6.81	$1,152,625
Andrew Wolff, M.D., F.A.C.C	3/14/07	$0	$105,300	$126,360	55,000	$6.81	$253,578
Sharon A. Surrey-Barbari	3/14/07	$0	$100,200	$120,240	60,000	$6.81	$276,630
David J. Morgans, Jr., Ph.D.	3/14/07	$0	$96,000	$115,200	65,000	$6.81	$299,683

(1)	Reflects each named executive officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position as of December 31, 2007. Amounts actually earned under the plan in 2007 are reflected in the Summary Compensation Table above.

(2)	All options granted to the named executive officers in 2007 were granted under the 2004 Equity Incentive Plan. Each option vests monthly over a four-year period.

Outstanding Equity Awards at December 31, 2007

The following table sets forth information regarding unexercised stock options held by each named executive officer as of December 31, 2007:

	Number of Securities
	Underlying Unexercised			Option
	Options (#)			Exercise Price	Option Expiration
Name	Exercisable	Unexercisable(1)		($)	Date

James H. Sabry, M.D., Ph.D.	62,500	—		$0.58	09/28/2009
	172,413	—		$0.58	11/14/2010
	244,587	—		$1.20	07/10/2012
	75,000	—		$1.20	05/21/2013
	81,093	5,407		$6.50	03/08/2014
	58,437	26,563		$6.59	04/11/2015
	65,625	84,375		$7.15	03/01/2016
	18,750	81,250		$6.81	03/14/2017

Robert I. Blum	5,512	—		$0.58	11/14/2010
	115,000	—		$1.20	07/10/2012
	37,500	—		$1.20	05/21/2013
	89,494	28,385	(2)(3)	$2.00	12/18/2013
	30,937	14,063		$6.59	04/11/2015
	43,750	56,250		$7.15	03/01/2016
	46,875	203,125		$6.81	03/14/2017

Andrew Wolff, M.D., F.A.C.C.	89,375	20,625	(4)	$9.91	10/20/2014
	8,594	3,906		$6.59	04/11/2015
	26,250	33,750		$7.15	03/01/2016
	10,312	44,688		$6.81	03/14/2017

Sharon A. Surrey-Barbari	89,375	20,625	(4)	$9.95	09/15/2014
	11,344	5,156		$6.59	04/11/2015
	26,250	33,750		$7.15	03/01/2016
	11,250	48,750		$6.81	03/14/2017

David J. Morgans, Jr., Ph.D.	31,875	2,625		$6.50	03/08/2014
	34,375	15,625		$6.59	04/11/2015
	26,250	33,750		$7.15	03/01/2016
	12,187	52,813		$6.81	03/14/2017

(1)	Except as noted below in notes (2) and (4), currently unexercisable options in this table vest monthly over a four-year period.

(2)	This option vests monthly over a five-year period.

(3)	As of December 31, 2007, these shares are subject to repurchase by the Company at the original purchase price if Mr. Blum’s service relationship with the Company is terminated.

(4)	This option vests 25% after one year and the remainder of the shares vest ratably monthly over the following three years.

Option Exercises in 2007

The following table sets forth information on stock option exercises by named executive officers during the fiscal year ended December 31, 2007:

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

James H. Sabry, M.D., Ph.D.	56,000	$277,023
Robert I. Blum	59,418	$202,192
Andrew Wolff, M.D., F.A.C.C.	—	—
Sharon A. Surrey-Barbari	—	—
David J. Morgans, Jr., Ph.D.	64,500	$297,524

Potential Payments Upon Termination or Change of Control

The Company has Executive Employment Agreements with each of the executive officers, including those named in the summary compensation table. Such agreements provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by the Company or its successor other than for cause (a “qualifying resignation or termination”) and such officers sign a standard release.

“Good reason” includes a material reduction in salary or benefits other than a reduction affecting Company employees; a material decrease in duties or responsibilities; relocation of the place of employment to a location more than fifty miles from the Company’s location at the time of the change in control; or failure of the successor entity to assume and perform under the Executive Employment Agreement.

“Cause” includes failure to perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to the Company or constitutes gross misconduct; material breach of terms of the Executive Employment Agreement; material breach of Company policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against the Company.

Upon a qualifying resignation or termination, Dr. Wolff, Ms. Surrey-Barbari and Dr. Morgans will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of options for Company Common Stock held by them; the lapse in full of the Company’s right of repurchase with respect to unvested restricted shares of the Company’s Common Stock held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Executive Employment Agreements of Dr. Wolff, Ms. Surrey-Barbari and Dr. Morgans state that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Upon a qualifying resignation or termination, Dr. Sabry and Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of twenty-four months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of options for Company Common Stock held by them; the lapse in full of the Company’s right of repurchase with respect to unvested restricted shares of the Company’s Common Stock held by them; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Dr. Sabry and Mr. Blum are each eligible to receive a payment from the Company sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment.

Dr. Sabry’s Executive Employment Agreement will terminate upon his transition to his new role as Chairman of the Board on April 1, 2008, and thus he will no longer be eligible for termination or change of control payments after that date.

As of December 31, 2007, none of the named executive officers held unvested shares of Common Stock that were subject to the Company’s right of repurchase.

Payments made to an executive officer under the change of control provisions of the Executive Employment Agreements are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses. Each of the named executive officers’ continued receipt of severance benefits following a qualifying resignation or termination is subject to a non-competition clause.

The following table summarizes the potential benefits the named executive officers would receive in the circumstances described above assuming their employment had been terminated on December 31, 2007:

			Acceleration of	Continuation
			Vesting of	of Employee
Name	Salary	Bonus	Stock Options(1)	Benefits(2)	Total(3)

James H. Sabry, M.D., Ph.D.	$870,000	$174,000	—	$33,072	$1,077,072
Robert I. Blum	$800,000	$200,000	$77,491	$32,808	$1,110,299
Andrew Wolff, M.D., F.A.C.C.	$526,500	$105,300	—	$24,566	$656,366
Sharon A. Surrey-Barbari	$501,000	$100,200	—	$24,487	$625,687
David J. Morgans, Jr., Ph.D.	$480,000	$96,000	—	$24,408	$600,408

(1)	The value of the acceleration of vesting of stock options is based on the fair market value of Company’s Common Stock on December 31, 2007 less the exercise price of the stock option for which the vesting would be accelerated. If the fair market value of the Common Stock is lower than the exercise price, the acceleration of the option has no benefit to the executive and the amount reported in the table is zero.

(2)	Includes the cost of premiums for medical, dental, vision, life and disability insurance coverage under the Company’s group employee benefit plans.

(3)	Based on the payment amounts reflected in the table, none of the named executive officers would be subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code as of December 31, 2007. Thus Dr. Sabry and Mr. Blum would not receive excise tax reimbursement or tax gross-up payments, and the termination payments to the other named executive officers would not be reduced to avoid excise taxes.

Director Summary Compensation Table for 2007

The following table summarizes the total compensation earned by the Company’s Directors for the fiscal year ended December 31, 2007:

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation		Total
Name	($)	($)(1)(2)	($)		($)

Robert I. Blum(11)	—	—	—		—
Stephen Dow(3)	$62,050	$41,810	—		$103,860
A. Grant Heidrich, III(4)	$55,850	$41,810	—		$97,660
Charles Homcy, M.D.(5)	$31,000	$41,810	$23,333	(9)	$96,143
Mark McDade(6)	$38,300	$56,844	—		$95,144
James H. Sabry, M.D., Ph.D.(11)	—	—	—		—
Michael Schmertzler(7)	$51,000	$41,810	—		$92,810
James A. Spudich, Ph.D.(8)	$37,500	$41,810	$50,000	(10)	$129,310

(1)	Amounts in this column reflect the share-based compensation expense recognized for financial statement reporting purposes for fiscal year 2007, in accordance with SFAS No. 123R, except that amounts here do not include an estimate of forfeitures related to service-based vesting conditions. The assumptions used for the valuation of option grants are set forth in Note 1 to the Company’s audited financial statements for the fiscal year ended 2007 included in the Company’s Annual Report on Form 10-K.

(2)	The grant date fair value of stock options awards granted to each of the outside directors during the fiscal year ended December 31, 2007 was $41,810.

(3)	As of December 31, 2007, Mr. Dow had outstanding options to purchase 25,000 shares of Common Stock, all of which were exercisable.

(4)	As of December 31, 2007, Mr. Heidrich had outstanding options to purchase 25,000 shares of Common Stock, all of which were exercisable.

(5)	As of December 31, 2007, Dr. Homcy had outstanding options to purchase 67,500 shares of Common Stock, all of which were exercisable.

(6)	As of December 31, 2007, Mr. McDade had outstanding options to purchase 27,500 shares of Common Stock, 24,166 of which were exercisable.

(7)	As of December 31, 2007, Mr. Schmertzler had outstanding options to purchase 25,000 shares of Common Stock, all of which were exercisable.

(8)	As of December 31, 2007, Dr. Spudich had outstanding options to purchase 35,000 shares of Common Stock, all of which were exercisable.

(9)	Represents consulting fees earned by Dr. Homcy for services provided to the Company.

(10)	Represents fees earned by Dr. Spudich for services rendered in his capacity as a member of our Scientific Advisory Board.

(11)	Employee Directors receive no separate compensation for their services as members of the Board of Directors.

The Company reimburses its non-employee directors for their expenses incurred in connection with attending Board of Directors and committee meetings. Non-employee directors receive an annual retainer of $20,000. Non-employee directors who serve as Board of Directors committee chairpersons receive an additional $5,000 annual retainer, with the exception of the Chairperson of the Audit Committee, who receives an additional $10,000 annual retainer. Other non-employee Board of Directors committee members receive an additional $2,500 retainer.

Non-employee directors are also paid a per meeting fee of $1,500 for attendance at each Board of Directors meeting or $1,000 for attendance by telephone, and are paid $1,000 for attendance at each Board of Directors committee meeting or $650 for attendance by telephone.

We have in the past granted non-employee directors options to purchase our Common Stock pursuant to the terms of our 2004 Equity Incentive Plan, and our Board of Directors continues to have the discretion to grant options to new and continuing non-employee Directors. In January and March 2004, our Board of Directors and stockholders, respectively, approved our 2004 Equity Incentive Plan, which provides for automatic grants of stock options to directors who are not our officers or employees. On July 19, 2006, the Board of Directors approved an increase in the number of shares to 20,000 for the initial option grant on joining the Board of Directors, and 10,000 for the annual option grant. All other terms of the awards such as grant date, vesting date and exercise price remain unchanged.

Employee Directors who meet the eligibility requirements may participate in the Company’s 2004 Employee Stock Purchase Plan.

The Company maintains directors and officers indemnification insurance coverage. This insurance covers directors and officers individually. These policies currently run from May 15, 2007 through June 1, 2008 at a total annual cost of $398,000. The primary carrier is Old Republic Insurance Co.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select the Company’s independent auditors and oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s financial reporting process, (iii) the Company’s compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, and (v) the Company’s systems of internal accounting and financial controls;

•	Prepare a report in the Company’s annual proxy statement in accordance with the rules of the SEC;

•	Provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2007, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and the Company’s financial reporting processes with management;

•	Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, matters required to be discussed under Statements of Auditing Standards No. 61, Communications with Audit Committees, as amended, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•	Received from PricewaterhouseCoopers LLP written disclosures and a letter regarding their independence required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, and discussed with PricewaterhouseCoopers LLP their independence from management and the Company.

•	Discussed with PricewaterhouseCoopers LLP the overall scope and plans for the audit. The Audit Committee met with PricewaterhouseCoopers LLP with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Respectfully submitted,

MEMBERS OF THE AUDIT COMMITTEE

Stephen Dow
A. Grant Heidrich
Michael Schmertzler

Dated: April 2, 2008

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2007, the executive officers and directors of the Company complied with all applicable filing requirements.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Company’s policy is to require that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, be reviewed and approved according to an established procedure. Such a transaction is reviewed and approved by the Audit Committee as required by the Audit Committee’s charter, and upon such approval is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. The Company has not adopted specific standards for approval of these transactions, but instead reviews each such transaction on a case by case basis. The Company’s policy is to require that all compensation-related matters be recommended for Board of Directors approval by the Compensation & Talent Committee and that any waiver of our Code of Ethics be reviewed and approved by the Nominating and Corporate Governance Committee and be reported under applicable SEC rules. None of the transactions listed below that were entered into since the beginning of our last fiscal year were required to be reviewed in accordance with these policies, other than compensation matters which were reviewed as described elsewhere in this Proxy Statement.

Loans to Management

In connection with the employment of David J. Morgans, Jr., Ph.D., the Company provided Dr. Morgans and Sandra Morgans with an unsecured loan pursuant to a promissory note dated October 18, 2000, in the amount of $150,000 and an interest rate of 5.8% per annum. The total loan amount, in addition to accrued interest, is forgivable over the course of Dr. Morgans’ employment. Accrued interest was forgiven on October 18, 2001, 2002, 2003 and 2004. Accrued interest and 25% of the original principal balance is forgiven on October 18, 2005, 2006, 2007, and 2008, assuming his continued employment with the Company. If Dr. Morgans’ employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven.

In connection with the employment of David J. Morgans Jr., Ph.D., the Company provided Dr. Morgans and Sandra Morgans with an unsecured loan, pursuant to a promissory note dated May 20, 2002, in the amount of $37,400 and an interest rate of 5.7% per annum. The total loan amount, in addition to accrued interest, is forgivable over the course of Dr. Morgans’ employment. Accrued interest was forgiven on May 20, 2003, 2004, 2005 and 2006. Accrued interest and 25% of the original principal balance will be forgiven on May 20, 2007, 2008, 2009 and 2010, assuming his continued employment with the Company. If Dr. Morgans’ employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven.

In connection with the employment of James H. Sabry, M.D., Ph.D., the Company provided Dr. Sabry and Sandra J. Spence with an unsecured loan pursuant to a promissory note dated November 12, 2001, in the amount of $200,000 and an interest rate of 5.18% per annum. The total loan amount, in addition to accrued interest, is forgivable over the course of Dr. Sabry’s employment. Accrued interest was forgiven on November 12, 2002, 2003, 2004 and 2005. Accrued interest and 25% of the original principal balance is forgiven on November 12, 2006, 2007, 2008 and 2009, assuming his continued employment with the Company. If Dr. Sabry’s employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven. In accordance with the terms of Dr. Sabry’s promissory note, the note will become payable in full 30 days after his date of transition from a salaried employee to his role as Chairman of the Board.

Collaboration and Option Agreement and Common Stock Purchase Agreement with Amgen Inc.

On December 29, 2006, the Company entered into a collaboration and option agreement with Amgen to discover, develop and commercialize novel small-molecule therapeutics that activate cardiac muscle contractility for potential applications in the treatment of heart failure. The agreement provides a non-exclusive license and access to certain technology, as well as providing Amgen an option to participate in future development and commercialization of the CK-1827452 world-wide, excluding Japan. Under the terms of the agreement, the Company received an upfront, non-refundable license and technology access fee of $42.0 million from Amgen, which the Company is recognizing as revenue ratably over the maximum term of the non-exclusive license, which is four years. Management determined that the obligations under the non-exclusive license did not meet the requirement for separate units of accounting and therefore should be recognized as a single unit of accounting.

During the initial research term of the collaboration and option agreement, in addition to performing research at its own expense, the Company conducts all development activities at its own expense for CK-1827452 in accordance with an agreed upon development plan. Amgen’s option is exercisable during a defined period the ending of which is dependent upon satisfaction of certain conditions, primarily the delivery of Phase I and Phase IIa clinical trials data for CK-1827452 in accordance with an agreed development plan, the results from which may be sufficient to support its progression into Phase IIb clinical development. To exercise its option, Amgen is required to pay a non-refundable fee of $50.0 million and thereafter would have an exclusive license. On exercise of the option, the Company is required to transfer all data and know-how necessary to enable Amgen to assume responsibility for development and commercialization of CK-1827452 and related compounds, which Amgen will perform at its sole expense. Development services, if any, performed by the Company after commencement of the exclusive license term will be reimbursed by Amgen. Under the terms of the agreement, the Company may be eligible to receive pre-commercialization and commercialization milestone payments of up to $600.0 million in the aggregate on CK-1827452 and other potential products arising from research under the collaboration as well as royalties that escalate based on increasing levels of the annual net sales of products commercialized under the agreement. The agreement also provides for the Company to receive increased royalties by co-funding Phase III development costs of drug candidates under the collaboration. If the Company elects to co-fund such costs, it would be entitled to co-promote products in North America and participate in agreed commercial activities in institutional care settings, at Amgen’s expense. If Amgen elects not to exercise its option on CK-1827452, the Company may then proceed to independently develop CK-1827452 and the research collaboration would terminate.

In connection with entering into the collaboration and option agreement, the Company also entered into a common stock purchase agreement (the “CSPA”) with Amgen, which provided for the sale of 3,484,806 shares of the Company’s Common Stock at a price per share of $9.47 and an aggregate purchase price of approximately $33.0 million, and a registration rights agreement that provides Amgen with certain registration rights with respect to such shares. Pursuant to the terms of the CSPA, Amgen has agreed to certain trading and other restrictions with respect to the Company’s Common Stock. In connection with the collaboration and option agreement, the Company and Amgen also entered into a security agreement that provides Amgen with a security interest in certain patents and related property to secure the Company’s obligations under such agreement.

On January 2, 2007, the Company issued 3,484,806 shares of Common Stock to Amgen under the CSPA. After deducting the offering costs, we received net proceeds of approximately $32.9 million in January 2007. The Common Stock was valued using the closing price of the Common Stock on December 29, 2006, the last trading day of the Common Stock prior to issuance. The difference between the price paid by Amgen of $9.47 per share and the price of $7.48 per share of Common Stock totaled $6.9 million. This premium was recorded as deferred revenue in January 2007 and is being recognized as revenue ratably over the maximum term of the non-exclusive license granted to Amgen under the collaboration and option agreement, which is approximately four years.

In 2007 and 2006, the Company recognized $12.2 million and $0.1 million respectively in license revenue under the collaboration and option agreement.

Collaboration and Facilities Agreement with Portola Pharmaceuticals

In August 2004, the Company entered into a collaboration and facilities agreement with Portola Pharmaceuticals, Inc. (“Portola”), replacing a verbal agreement entered into in December 2003. Under the agreement, Portola provided research and related services and access to a portion of their facilities to support such services. Charles J. Homcy, M.D., is the President and CEO of Portola, a member of the Company’s Board of Directors and a consultant to the Company. In the years ended December 31, 2007, 2006 and 2005, the Company incurred expenses of $164,000, $913,000, and $1.4 million, respectively, for research services provided under this agreement. In March 2005, the agreement was amended to provide for the purchase and use of certain equipment by Portola in connection with Portola providing research and related services to the Company and the Company’s reimbursement to Portola of $285,000 for the equipment in eight quarterly payments from January 2006 through October 2007. The entire equipment reimbursement of $285,000 was recognized in expenses in 2005. In March 2006, the agreement was amended to extend it through December 31, 2006 and update certain pricing and other terms and conditions. Accounts payable and accrued liabilities at December 31, 2007 and 2006 included none and $164,000, respectively, payable to Portola for such services. The Company also incurred consulting fees to Dr. Homcy of $23,000 in 2007 and $25,000 in each of 2006 and 2005. Accrued liabilities at December 31, 2007 included $2,500 payable to Dr. Homcy for consulting fees.

In August 2006, the Company entered into an agreement with Portola whereby Portola sub-subleased approximately 2,500 square feet of office space from the Company at a monthly rate of $1.75 per square foot. The term of the agreement commenced on August 22, 2006 and continued until October 31, 2006, with the option to extend on a month-to-month basis thereafter. Sublease income from this agreement offsets rent expense. Portola terminated the sublease agreement effective April 30, 2007.

Investor Rights Agreement

Certain former holders of Preferred Stock, certain shares of Common Stock sold to an affiliate of GSK in connection with the Company’s initial public offering, and certain shares of Common Stock issuable upon the exercise of warrants or their permitted transferees are entitled to rights with respect to registration of these shares under the Securities Act of 1933, as amended. These rights are provided under the terms of the Company’s agreement with the holders of registrable securities. Under these registration rights, holders of the then-outstanding registrable securities may require on two occasions that the Company register their shares for public resale. The first such registration requires an election by the holders of registrable securities holding at least 51% of the registrable securities, and the second such registration requires an election by the holders of registrable securities holding at least 25% of such registrable securities. The Company is obligated to register these shares only if the electing holders request the registration of at least 20% of the registrable securities held by such electing holders. In addition, twelve months after the effective date of the first registration of the Company’s securities, holders of at least 30% of the registrable securities resulting from the conversion in connection with the Company’s initial public offering of shares of the Company’s formerly outstanding Series C Preferred Stock may require on two occasions that the Company register their shares for public resale. The Company is obligated to register these shares resulting from the conversion of the Company’s formerly outstanding Series C Preferred Stock only if the requesting holders request the registration of at least 30% of the registrable securities held by such requesting holders that resulted from the conversion of the Company’s formerly outstanding Series C Preferred Stock. In addition, holders of registrable securities may require that the Company register their shares for public resale on Form S-3 or similar short-form registration, if the Company is eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $500,000. If the Company elects to register any of its shares of Common Stock for any public offering, the holders of registrable securities are entitled to include shares of Common Stock in the registration. However, the Company may reduce the number of shares proposed to be registered in view of market conditions. The Company will pay all expenses in connection with any registration, other than underwriting discounts and commissions. These rights terminate on the earlier of five years after the effective date of the Company’s initial public offering or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any three-month period.

Indemnification of Directors and Officers

The Company has entered into indemnification agreements with each of its directors and officers, which require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Other Transactions

On February 29, 2008, the Compensation & Talent Committee awarded our executive officers options to purchase shares of our Common Stock in recognition of their contributions during 2007, in consideration of the role each executive is expected to play in 2008, and in line with competitive market data. The option grants awarded to our named executive officers were as follows:

•	Dr. James H. Sabry, none,

•	Robert I. Blum, 200,000 shares,

•	Dr. Andrew Wolff, 125,000 shares,

•	Sharon A. Surrey-Barbari, 125,000 shares, and

•	Dr. David J. Morgans, 150,000 shares.

These option grants were made from our 2004 Equity Incentive Plan at an exercise price of $3.37 per share, the closing price of our Common Stock on the date of grant.

The Company has entered into Executive Employment Agreements with James H. Sabry, Robert I. Blum, David W. Cragg, David J. Morgans, Jr., Sharon A. Surrey-Barbari, Jay K. Trautman and Andrew A. Wolff. See the description of such Executive Employment Agreements above under the captions, “Employment and Other Agreements” and “Potential Payments Upon Termination or Change of Control.”

OTHER MATTERS

The information contained above under the captions “Compensation & Talent Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 2, 2008

Appendix A

CYTOKINETICS, INCORPORATED

2004 EQUITY INCENTIVE PLAN

(as amended and restated as of [          , 2008])

1. Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliated SAR”  means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Approval Authority” means an authority, governmental or otherwise, that regulates pre-market approval of goods and services.

(e) “Award”  means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Performance Units or Performance Shares.

(f) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board”  means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s or a business unit’s level of cash, cash equivalents, and available for sale marketable securities.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j) “Clinical Progression” means, for any Performance Period, a Product’s entry into or completion of a phase of clinical development, such as when a Product enters into or completes a Phase 1, Phase 2, Phase 3 or other clinical study.

(k) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(l) “Collaboration Arrangement” means, for any Performance Period, entry into an agreement or arrangement with a third party for the development, commercialization, marketing or distribution of a Product or for the conducting of a research program to discover or develop a Product or technologies.

(m) “Collaboration Progression” means, for any Performance Period, an event that triggers an obligation or payment right to accrue under a Collaboration Agreement.

(n) “Committee”  means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(o) “Common Stock” means the common stock of the Company.

(p) “Company” means Cytokinetics, Incorporated, a Delaware corporation, or any successor thereto.

(q) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(r) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(s) “Director”  means a member of the Board.

(t) “Disability”  means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(u) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(v) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to the provisions of Section 4(c).

(y) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(z) “Financing Event” means, for any Performance Period, the closing of any financing event for capital raising purposes.

(aa) “Fiscal Year” means the fiscal year of the Company.

(bb) “Freestanding SAR” means an SAR that is granted independently of any Option.

(cc) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(dd) “Net Income”  means as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles.

(ee) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ff) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(gg) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(hh) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Performance Period.

(ii) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(jj) “Option” means a stock option granted pursuant to the Plan.

(kk) “Outside Director” means a Director who is not an Employee.

(ll) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(mm) “Participant” means the holder of an outstanding Award.

(nn) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(oo) “Performance Share” means an Award granted to a Participant pursuant to Section 9.

(pp) “Performance Unit” means an Award granted to a Participant pursuant to Section 9.

(qq) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(rr) “Plan” means this 2004 Equity Incentive Plan.

(ss) “Product” means any drug candidate or product candidate requiring pre-market approval by an Approval Authority.

(tt) “Product Approval” means the approval by any Approval Authority of the right to market or sell a Product.

(uu) “Product Revenues” means as to any Performance Period, the Company’s or a business unit’s sales, royalties, license fees, milestones and related-party revenues, determined in accordance with generally accepted accounting principles.

(vv) “Profit After Tax” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

(ww) “Projects in Development” refers to one or more projects at any or all stages of development from conception, discovery, and/or initial research through Product Approval, including, but not limited to, pre-clinical studies, filing of an investigational new drug application (IND) or foreign equivalent, Phase 1, Phase 2, and Phase 3 clinical trials and submission and approval of a new drug application (NDA) or foreign equivalent.

(xx) “Regulatory Filings” means as to any Performance Period, filings submitted to an Approval Authority with respect to a Product for which the Company is pursuing Product Approval.

(yy) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(zz) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(aaa) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Profit After Tax divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(bbb) “Revenue Growth” means as to any Performance Period, the Company’s or a business unit’s net sales determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(ccc) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ddd) “Section 16(b)” means Section 16(b) of the Exchange Act.

(eee) “Service Provider” means an Employee, Director or Consultant.

(fff) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ggg) “Stock Appreciation Right”  or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

(hhh) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(iii) “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).

(jjj) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of Common Stock.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is (A) 8,817,040 Shares plus (B) any Shares returned on or after February 29, 2008 to the 1997 Stock Option/Stock Issuance Plan as a result of termination of options or repurchase of Shares issued under such plan up to a maximum of 1,220,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards.  Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), two times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Option is exercised. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (the Fair Market Value of the Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined and all elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable);

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing.  Subject to adjustments made pursuant to Section 13, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility.  Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The following limitations will apply to grants of Options:

(1) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 1,500,000 Shares.

(2) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,500,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.

(4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (1) and (2) above.

(b) Term of Option.  The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

c) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 1,000,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 1,000,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Stock Appreciation Rights.

(a) Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, SARs covering more than 1,500,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted SARs covering up to an additional 1,500,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13. In addition, if a SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 13), the cancelled SAR will be counted against the numerical share limits set forth above.

(c) Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that the per Share exercise price of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant. However, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.

(d) Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(e) Exercise of Affiliated SARs.  An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.

(f) Exercise of Freestanding SARs.  Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(g) SAR Agreement.  Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(h) Maximum Term/Expiration of SARs.  An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to SARs.

(i) Payment of SAR Amount.  Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $4,000,000, and (ii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 1,000,000 Performance Shares.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals” ) including: (i) Cash Position, (ii) Clinical Progression, (iii) Collaboration Arrangement, (iv) Collaboration Progression, (v) Earnings Per Share, (vi) Financing Event, (vii) Net Income, (viii) Operating Cash Flow, (ix) Operating Expenses, (x) Operating Income, (xi) Product Approval, (xii) Product Revenues, (xiii) Profit After Tax, (xiv) Projects in Development, (xv) Regulatory Filings, (xvi) Return on Assets, (xvii) Return on Equity, (xviii) Revenue Growth, and (xix) Total Stockholder Return. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

11. Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six months and a day following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that the Administrator may only make an Award transferable to one or more of the following: (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents, siblings or any “Family Member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the Participant; (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i); (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders; or (iv) charitable donations.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the

Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Sections 3, 6, 7, 8, and 9 of the Plan.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject to the Award, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Tax Withholding

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15. No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan.  Subject to Section 21 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

21. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	The Board of Directors recommends a vote FOR Items 1 through 4.	FOR	WITHHELD FOR ALL
1.	Election of Directors Nominees:	☐	☐
01	A. Grant Heidrich
02	James H. Sabry

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Selection of Independent Registered Public Accounting Firm	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares from 120,000,000 shares to 170,000,000 shares	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Adoption of the 2004 Equity Incentive Plan (as amended and restated)	☐	☐	☐
WILL ATTEND
	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/cytk		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CYTOKINETICS, INCORPORATED
     The undersigned hereby appoints Robert I. Blum and Sharon A. Surrey-Barbari, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 22, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE▲
You can now access your CYTOKINETICS, INCORPORATED account online.
Access your Cytokinetics, Incorporated stockholder account online via Investor ServiceDirect® (ISD).
The Transfer Agent for Cytokinetics, Incorporated, now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
****TRY IT OUT****
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163